INTERNAL REVENUE SERVICE                                          Exhibit 5.2
DISTRICT DIRECTOR
P.O. BOX 941
ATLANTA, GA  30370
                                  Employer Identification Number:
Date: October 22, 1993                  56-1505554
                                  File Folder Number:
WENDOVER FUNDING, INC.                  560038032
C/O PAUL A. JALAZO                Person to Contact:
P.O. BOX 14967                          TERRY BATES
GREENSBORO, NC  27415             Contact Telephone Number:
                                        (404) 331-7638
                                  Plan Name:
                                        WENDOVER FUNDING, INC. EMPLOYEES'
                                        SAVINGS PLUS & PROFIT SHARING PLAN
                                  Plan Number:  001

Dear Applicant:

        We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

        Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b) (3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

        The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

        This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

        This determination letter is applicable for the amendment(s) adopted on 5/6/91 & 10/28/91.

        This determination letter is also applicable for the amendment(s) adopted on 9/24/92 & 4/14/92.

        This determination letter is applicable for the plan adopted on 8/14/90.

                                                            Letter 835 (DO/CG)

WENDOVER FUNDING, INC.

        This letter is based upon the certification and demonstrations you submitted pursuant to Revenue Procedure 91-66. Therefore, the certification and
demonstrations are considered an integral part of this letter.   Accordingly,
YOU MUST KEEP A COPY OF THESE DOCUMENTS AS A PERMANENT RECORD OR YOU WILL NOT
BE ABLE TO RELY ON THE ISSUES DESCRIBED IN REVENUE PROCEDURE 91-66.

        Effective January 1, 1993, all qualified plans must comply with Code section 401(a) (31). In general, section 401(a) (31) requires plans to permit participants to elect to have an eligible retirement distribution paid directly to an eligible retirement plan in a direct rollover. This requirement applies to distributions made on or after January 1, 1993, even if the plan isnot amended to comply with the provisions until the last date allowed for making such amendments. Because you did not specifically ask that this issue be considered, the Service did not review the plan for compliance with section 401(a)(31). Accordingly, the scope of this determination letter does not extend to the plan's compliance with section 401(a)(31), and this determination letter may not be relied upon with respect to that issue. For more details, see Revenue Procedure 93-12, 1993-3 I.R.B. 14.

        We have sent a copy of this letter to your representative as indicated in the power of attorney.

        If you have any questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                                Sincerely yours,

                                                /s/ Paul Williams

                                                Paul Williams
                                                District Director

Enclosures
Publication 794